                                                                     EXHIBIT 8.1

                     [LETTERHEAD OF IGLER & DOUGHERTY, P.A.]

                                 ________, 2001

Board of Directors
Citizens Community Bancorp, Inc.
650 East Elkcam Circle
Marco Island, Florida  34145

Board of Directors
F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, Pennsylvania 15148


Members of the Boards of Directors:

         You have requested our opinion concerning certain federal income tax consequences of the proposed merger (the "Merger") of Citizens Community Bancorp, Inc. ("CCBI") with and into F.N.B. Corporation ("FNB"), pursuant to the terms of that certain Agreement and Plan of Merger by and among FNB, CCBI and Citizens Community Bank of Florida (the "Merger Agreement") dated as of December 18, 2000, as described in the FNB Registration Statement on Form S-4, filed with the Securities and Exchange Commission on or about _________, 2001 (the "Registration Statement").

         For purposes of rendering our opinion herein, we have conducted an examination of the Internal Revenue Code of 1986, as amended (the "Code"), and such other applicable federal laws, regulations, rulings, decisions, documents and records as we have deemed necessary. With respect to factual matters, we have relied upon the Merger Agreement, including, without limitation, the representations of the parties set forth therein, and upon certain statements and representations made to us in certificates by officers of CCBI and FNB, in each case without independent verification thereof. With the consent of CCBI and FNB, we have relied on the accuracy and completeness of the statements and representations contained in such certificates and have assumed that such certificates will be complete and accurate as of the effective time of the Merger. We have also relied on the accuracy and completeness of the Registration Statement and Proxy Statement/Prospectus of CCBI and FNB ("Proxy Statement/Prospectus"). In addition, for purposes of this opinion, we have assumed that at least fifty percent of the outstanding shares of CCBI common stock will be exchanged for FNB common stock in the Merger and that the shares of CCBI common stock constitute capital assets in the hands of each holder thereof.

         Based on the foregoing, and subject to the qualifications set forth below, we are of the opinion that, under the Code:

         (1) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code;

Citizens Community Bancorp, Inc.
___________, 2001
Page 2


         (2) no gain or loss will be recognized by the shareholders of CCBI on the exchange of their CCBI common stock for FNB common stock pursuant to the terms of the Merger Agreement;

         (3) the federal income tax basis of the FNB common stock for which shares of CCBI common stock are exchanged pursuant to the Merger Agreement will be the same as the basis of such shares of CCBI common stock exchanged therefor (including basis allocable to any fractional interest in any share of FNB common stock);

         (4) the holding period of FNB common stock for which shares of CCBI common stock are exchanged will include the period that such shares of CCBI common stock were held by the holder, provided that such shares were capital assets of the holder; and

         (5) the receipt of cash in lieu of fractional shares will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by FNB, and gain or loss will be recognized in an amount equal to the difference between the cash received and the basis of the fractional share of FNB common stock surrendered, which gain or loss will be a capital gain or loss if the CCBI common stock was a capital asset in the hands of the shareholder.

         No opinion is expressed with respect to any of the following:

         (i) The appropriate method to determine the fair market value of any stock or other consideration received in any sale or exchange;

         (ii) The state, local or foreign tax consequences of any aspect of the Merger; or

         (iii) The federal income tax consequences of any aspect of the Merger to holders of CCBI common stock who are subject to special tax treatment for federal income tax purposes, including among others, life insurance companies, tax exempt entities and foreign taxpayers, or to holders of warrants or options to purchase CCBI common stock, if any, which are exchanged for or converted into options or warrants to acquire FNB common stock.

         The opinions expressed herein are based upon our interpretation of existing legal authorities, and no assurance can be given that such interpretations would be followed if the exchange of shares contemplated by the Merger became the subject of administrative or judicial proceedings. Statements of opinion herein are opinions only and should not be interpreted as guarantees of the current status of the law, nor should they be accepted as a guarantee that a court of law or administrative agency will concur in such statement.

         We are licensed to practice law only in the State of Florida. We express no opinion as to the law of any jurisdiction other than the laws of the State of Florida and of the United States of America. We assume no obligation to advise you of any events that occur subsequent to the date of this opinion.

Citizens Community Bancorp, Inc.
___________, 2001
Page 3


         This opinion is provided solely to CCBI and FNB for the purpose of complying with the Merger Agreement and may not be relied upon or quoted in whole or in part or otherwise referred to in any report or documents or furnished to any person or entity, other than CCBI and FNB. Notwithstanding the foregoing sentence, we expressly consent to the references to this opinion in the Registration Statement and the Proxy Statement/Prospectus. In giving this opinion, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                                 Sincerely,

                                                 IGLER & DOUGHERTY, P.A.